EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2006 (the "Merger Agreement"), between CRC Crystal Research Corporation, an Arizona corporation ("Arizona"), and CRC Crystal Research Corporation, a Nevada Corporation (“Nevada").

WHEREAS, on the date hereof, Arizona has the authority to issue 5,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share (the "Arizona Capital Stock");

WHEREAS, on the date hereof, Nevada has the authority to issue 250,000,000 shares of Common Stock, par value $0.001 per share ("Nevada Common Stock"), of which 1,000 shares are issued and outstanding, all of which are held by Arizona, and no shares of preferred stock;

WHEREAS, the board of directors of Arizona has determined that it is advisable and in its best interests for Arizona to merge with and into Nevada for the purpose of changing Arizona’s state of incorporation from Arizona to Nevada upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, Nevada and Arizona hereby agree as follows:

1.
Merger. Arizona shall be merged with and into Nevada (the "Merger"), and Nevada shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and time of filing appropriate Articles of Merger, providing for the Merger, with the Secretaries of State of the States of Arizona and Nevada, or September 21, 2006, whichever later occurs (the "Effective Time").

2.
Governing Documents. The Articles of Incorporation of Nevada, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law. The By-laws of Arizona, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation without change or amendment unless and until thereafter amended in accordance with the provisions thereof, the Arizona of the Surviving Corporation and applicable law.

3.
Succession. At the Effective Time, the separate corporate existence of Arizona shall cease, and Nevada shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Arizona and Nevada shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description, including, without limitation, all outstanding indebtedness of Arizona.

4.
Directors. The directors of Arizona immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

5.
Officers. The officers of Arizona immediately preceding the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time until their successors are duly elected and qualified.

6.
Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Arizona such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Arizona, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Arizona or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7.	Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

a)
each share of Arizona Capital Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Nevada Capital Stock of the same preference;

b)
each option, warrant, purchase right, unit or other security of Arizona that is convertible, exchangeable or exercisable into shares of Arizona Capital Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be an identical security of Nevada that is convertible, exchangeable or exercisable into shares of Nevada Capital Stock, and the same number of shares of Nevada Capital Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of Arizona Capital Stock so reserved as of the Effective Time;

c)	All shares of Nevada Capital Stock owned by Arizona, if any, shall be cancelled and retired.

8.
Employee Option and Benefit Plans. Each option or other right to purchase or otherwise acquire shares of Arizona Capital Stock evidenced by an option agreement (an "Option") or granted under any employee option, stock purchase or other benefit plan of Arizona (collectively, the "Plans") which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and Nevada hereby assumes the obligation to deliver) the same number of shares of Nevada Capital Stock, at the same price per share, and upon the same terms, and subject to the same conditions, as set forth in the respective Plan as in effect immediately prior to the Effective Time. The same number of shares of Nevada Capital Stock shall be reserved for purposes of the Plans as is equal to the number of shares of Arizona Capital Stock so reserved immediately prior to the Effective Time. Nevada hereby assumes, as of the Effective Time, (i) the Plans and all obligations of Arizona under the Plans, including the outstanding options, stock purchase rights or awards or portions thereof granted pursuant to the Plans and the right to grant additional options and stock purchase rights thereunder, (ii) all obligations of Arizona under all other benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of the Effective Time and (iii) all obligations of Arizona under any Options.

9.
Dividends and Distributions. In the event that any dividend or other distribution shall hereafter be declared by the shareholders of Arizona in respect of the outstanding Arizona Capital Stock payable subsequent to the Effective Time, the obligation to make payment of such dividend or other distribution shall, by virtue of the Merger, become the obligation of the Surviving Corporation and shall be satisfied in the manner specified in such declaration, except that, to the extent that such dividend or other distributions shall have been declared payable in whole or in part in Arizona Capital Stock, the Surviving Corporation shall issue, in place thereof, to the persons entitled thereto, the identical number of shares of Nevada Capital Stock.

10.
Condition to the Merger. The consummation of the Merger and the other transactions herein provided is subject to receipt prior to the Effective Time of the requisite approval of the Merger by the Board of Directors of Arizona pursuant to the Arizona Business Corporation Act.

11.
Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Arizona Capital Stock or other securities of Arizona shall be deemed for all purposes to evidence ownership of and to represent the shares of Nevada Capital Stock or warrants, units or other securities of Nevada, as the case may be, into which the shares of Arizona Capital Stock or other securities of Arizona represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Nevada Capital Stock or warrants, units or other securities of Nevada, as the case may be, evidenced by such outstanding certificate, as above provided.

12.	Amendment. The parties hereto, by mutual consent of their respective boards of directors and members, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

13.
Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the Board of Directors of Arizona, by action of the Board of Directors of Arizona if:

a)	the condition specified in Section 10 hereof shall not have been satisfied or waived; or

b)
the Board of Directors of Arizona determines for any reason, in its sole judgment and discretion, that the consummation of the merger would be inadvisable or not in the best interests of Arizona and its shareholders.

14.
Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

15.
Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

16.	Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, Nevada and Arizona have caused this Merger Agreement to be executed and delivered as of the date first above written.

CRC CRYSTAL RESEARCH CORPORATION, an Arizona corporation

/s/ Kiril A. Pandelisev
By: Name: Kiril Pandelisev
Title: President and Chief Executive Officer

CRC CRYSTAL RESEARCH CORPORATION, a Nevada corporation

/s/ Kiril A. Pandelisev
By: Name: Kiril Pandelisev
Title: President and Chief Executive